Exhibit 10.2
SECOND AMENDMENT
TO THE
RANGE RESOURCES CORPORATION
2005 EQUITY-BASED COMPENSATION PLAN
     This Second Amendment to the Range Resources Corporation 2005 Equity-Based Compensation Plan (the “Plan”) is effective as provided herein and is made by Range Resources Corporation, a Delaware corporation (the “Company”):
     WHEREAS, the Company has established the Plan in order to attract able persons to serve as directors or to enter the employ of the Company and its affiliates, and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company and its affiliates are of importance, can acquire and maintain stock ownership thereby strengthening their concern for the welfare of the Company and its affiliates and, further, to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its affiliates;
     WHEREAS, a change in the Business Criteria used by the Compensation Committee in connection with the Annual Incentive Plan must be approved by the stockholders of the Company, pursuant to Section 10(c) of the Plan and section 422(b) of the Internal Revenue Code of 1986, as amended;
     WHEREAS, this Second Amendment is subject to stockholder approval.
     NOW, THEREFORE, the Plan is amended as provided herein, effective as of May 24, 2006, provided that the terms of this Second Amendment are approved by the Company’s stockholders, and the Plan shall continue to read in its current state except as provided below:
Section 8(b)(ii)(A) of the 2005 Equity-Based Compensation Plan will be amended to read in its entirety as follows:
     (ii) Business and Individual Performance Criteria.
          (A) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow return; (5) return on net assets, return on assets, return on investment, return on capital, or return on equity; (6) economic value added; (7) operating margin or contribution margin; (8) net income; net income per share; pretax earnings; pretax earnings before interest, depreciation and amortization and exploration expense; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; or operating income; (9) total stockholder return; (10) debt reduction; (11) finding and development costs; (12) production growth; or production growth per share; (13) cash flow; or cash flow per share; (14) reserve replacement; or reserves per share growth and (15) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 8(c) hereof.
     IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Second Amendment as set forth below.

RANGE RESOURCES CORPORATION

By:	/s/ Rodney L. Waller
Name:	Rodney L. Waller
Title:	Senior Vice President
Date:	May 24, 2006